Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	August 24, 2010

Contact:	James H. Nicholson
Chief Financial Officer
440-248-7171

PVF Capital Corp. Announces Quarterly and Full Year Operating Results.

•	Linked quarter decline in non-performing assets of $3.7 million.

•	Full year net income of $1.4 million.

•	Net loss for the fourth quarter of fiscal 2010 of $2.7 million, primarily driven by credit costs.

•	Provision for loan losses of $3.9 million during the quarter resulting in an allowance for loan losses of $31.5 million or 5.09% of loans.

•	Stable net interest margin of 2.55%.

PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, reported financial results for the fourth quarter and full year ended June 30, 2010. Operating results for the fiscal fourth quarter was a net loss of $2.7 million, or $0.11 basic and diluted loss per share. This compares to a loss of $7.9 million, or $1.02 basic and diluted loss per share, for the prior year comparable period. The net loss for the quarter was primarily due to credit related costs resulting in a provision for loan losses of $3.9 million and $1.3 million associated with the loss and write-down on the disposal of other real estate owned. For the fiscal year 2010, the Company reported net income of $1.4 million, or $0.11 per diluted common share, which included a pretax gain on the cancellation of debt of $17.7 million. Total assets at June 30, 2010 were $859.6 million compared with $912.2 million at June 30, 2009, representing a decrease of 5.77%.

Robert J. King, Jr., President and Chief Executive Officer commented, “We continue to execute our turnaround plan and move in a positive direction. We are taking decisive steps and work each day to position the Company’s infrastructure to support growth and generate profitability.”

Fourth Quarter Review

Net Interest Margin

Net interest income was $5.3 million for the quarter ended June 30, 2010, an increase of $68,000, or 1.3%, compared to $5.2 million for the same period of 2009, and was also $138,000, or 2.7%, higher than the quarter ended March 31, 2010. Although the increase in net interest income compared with the prior year period was modest, the improvement was reflective of a smaller but more profitable balance sheet. Net interest margin improved 17 basis points for the quarter to 2.55% compared with 2.38% for the prior year comparable period. The linked quarter margin was unchanged. The improvement in net interest margin compared with the prior year period was fueled by a 94 basis point decline in deposit and funding costs while interest earning asset yields declined only 73 basis points, despite a significantly

30000 AURORA ROAD, SOLON, OHIO 44139 — TEL (440) 248-7171 — FAX: (440) 914-3658 — www.pvfsb.com strengthened liquidity position and a shift in the mix of earning assets to lower yielding overnight funds and investments.

Asset Quality

The provision for loan losses of $3.9 million reflected a decrease of $7.3 million from the prior year comparable period and a decrease of $3.1 from the quarter ended March 31, 2010, as the level and velocity of new problem credits has slowed. The allowance for loan losses totaled $31.5 million, or 5.09% of loans at June 30, 2010, compared with $31.5 million, or 4.50% of loans, and $30.3 million, or 4.76% of loans, at June 30, 2009 and March 31, 2010, respectively.

Non-performing loans totaled $69.0 million at June 30, 2010, down slightly from $70.0 million and $70.5 million at March 31, 2010 and June 30, 2009, respectively. The Company aggressively worked to dispose of its real estate owned assets which was reduced to $8.2 million at June 30, 2010 compared with $11.0 million at March 31, 2010 and $11.6 million at the prior year end.

Mr. King added, “Problem asset resolution and disposition remains our top priority. Despite the continued difficult economy, this past quarter we were able to reduce our level of problem assets, dispose of real estate owned assets, and saw modest improvement in asset quality.”

Non-Interest Income

Non-interest income decreased by $486,000 for the quarter compared with the prior year comparable period. The decrease was attributable to lower revenues from mortgage banking, which declined $2.0 million from the year ago period that experienced a higher level of refinancing activity. This was partially offset by a $1.3 million reduction in the loss on sale and write-downs of real estate owned, which totaled $1.3 million for the quarter compared with $2.6 million in the prior year quarter.

Compared with the linked quarter, non-interest income was significantly lower, due to the $9.1 million gain reported in the quarter ended March 31, 2010, which resulted from the cancellation of $10.0 million of subordinated debt.

Non-Interest Expense

Non-interest expense for the current quarter was $6.1 million, a reduction of $553,000, or 8.4%, from the same period a year ago. Lower costs associated with outside services along with lower FDIC insurance premiums as a result of a smaller deposit base contributed to the reduced costs. Non-interest expense was essentially flat when compared with the linked quarter ended March 31, 2010, declining $56,000, or 0.9%.

Balance Sheet

At year end, the Company reported assets of $859.6 million, a decrease of $52.6 million, or 5.8%, from the prior year end period of June 30, 2009. The decline in assets was primarily attributable to lower loans receivable, which totaled $618.9 million and was $81.0 million, or 11.6%, lower than the prior year end, along with fewer loans held for sale, which declined $18.4 million, or 67.8%, due to timing differences between the funding and settlement of the warehouse mortgage portfolio. Very little new portfolio lending has occurred as the Company addresses its asset quality issues and works to reposition its balance sheet and strengthen its capital ratios.

Total deposits at June 30, 2010 were $667.5 million, which was $57.4 million, or 7.9%, and $22.0 million, or 3.2%, lower compared with June 30, 2009 and March 31, 2010, respectively, as the Company is not replacing its maturing brokered deposits and has significantly improved its liquidity position from loan portfolio run off.

30000 AURORA ROAD, SOLON, OHIO 44139 — TEL (440) 248-7171 — FAX: (440) 914-3658 — www.pvfsb.com

Total shareholders’ equity was $83.2 million at the end of the period and was $33.7 million higher than the prior year end, primarily as a result of the capital raised as part of the $30 million shareholder rights offering completed in the third fiscal quarter and the net earnings.

Full Year 2010 Review

For the year ended June 30, 2010, net income totaled $1.4 million, or $0.11 basic and diluted earnings per share, compared with a loss of $20.1 million, or $2.59 basic and diluted earnings per share, for the same period of the prior year. The increase in earnings was primarily attributable to the previously discussed gain on the cancellation of debt and a provision for loan losses that was $16.3 million lower in the current year.

Net interest income was higher by $705,000 in the current year period despite a much smaller loan portfolio and enhanced liquidity. The yield on earning assets declined 82 basis points while the Company was able to reduce its cost of interest bearing liabilities by 105 basis points. The net interest margin was 2.43% for 2010, 15 basis points higher than the prior year.

The provision for loan losses totaled $14.9 million for 2010, $16.3 million less than the provision of $31.3 million recorded for 2009.

In addition to the gain on the cancellation of debt noted earlier, net mortgage banking income was $3.3 million lower in 2010 versus 2009, which was primarily a result of the lower interest rate environment and higher refinancing activity which occurred in 2009. The 2009 results were negatively impacted from the inclusion of a $1.8 million charge relative to the Company’s investments in preferred stock issued by the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association after these organizations were placed under conservatorship. The 2010 results included a decrease of $1.6 million related to losses on the sale or direct write-down of real estate owned compared to the prior year period, while the 2009 period included a $1.2 million gain on the sale of securities.

Non-interest expense totaled $24.5 million for 2010 compared with $23.0 million for 2009. Lower compensation and benefits expense of $880,000 was more than offset by higher costs related to the utilization of outside services, FDIC insurance premiums and expenses associated with real estate owned, which increased $347,000, $972,000 and $1.3 million, respectively.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at www.myparkview.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

30000 AURORA ROAD, SOLON, OHIO 44139 — TEL (440) 248-7171 — FAX: (440) 914-3658 — www.pvfsb.com

PVF CAPITAL CORP.

30000 Aurora Road

Solon, OH 44139

440-248-7171

SUMMARY OF FINANCIAL HIGHLIGHTS

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands)	June 30, 2010	June 30, 2009
ASSETS
Cash and cash equivalents	$130,043	$21,213
Investment securities	20,149	50,103
Loans receivable, net	587,406	668,460
Loans receivable held for sale	8,718	27,078
Mortgage-backed securities	47,146	64,178
Other assets	66,123	81,177

Total Assets	$859,585	$912,209

LIABILITIES
Deposits	$667,546	$724,932
Borrowed money	86,259	106,366
Other liabilities	22,537	31,406

Total Liabilities	776,342	862,704

Total Stockholders’ Equity	83,243	49,505

Total Liabilities and Stockholders’ Equity	$859,585	$912,209

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Dollars in thousands except per share data)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009

Loans	$8,325	$10,305	$35,192	$42,618
Mortgage-backed securities	575	817	2,538	3,002
Investments	277	149	835	1,042

Interest income	9,177	11,271	38,565	46,662

Deposits	3,005	4,889	14,354	22,452
Borrowings	902	1,181	4,191	4,895

Interest expense	3,907	6,070	18,545	27,347

Net interest income	5,270	5,201	20,020	19,315

Provision for loan losses	3,918	11,250	14,928	31,273

Net interest income after provision for loan losses	1,352	(6,049)	5,092	(11,958)

Mortgage-banking activities	1,327	3,337	4,603	7,872
Gain on the cancelation of subordinated debt	0	0	17,627	0
Impairment of securities	0	0	0	(1,842)
Gain on sale of securities	0	0	24	1,224
Loss on disposal and write downs of real estate owned	(1,305)	(2,638)	(2,205)	(3,835)
Other, net	366	175	1,487	1,380

Total noninterest income	388	874	21,536	4,799

Compensation and benefits	2,430	2,280	9,360	10,240
Office occupancy and equipment	607	742	2,577	2,839
Insurance	781	1,131	2,669	1,697
Real estate owned expense	691	566	3,088	1,832
Outside services	759	1,049	2,829	2,482
Other	801	853	3,933	3,911

Total noninterest expense	6,069	6,621	24,456	23,001

Income before federal income tax provision	(4,329)	(11,796)	2,172	(30,160)

Federal income tax provision (benefit)	(1,582)	(3,884)	731	(10,044)

Net income (loss)	($2,747)	($7,912)	$1,441	($20,116)

Basic earnings per share	($0.11)	($1.02)	$0.11	($2.59)

Diluted earnings per share	($0.11)	($1.02)	$0.11	($2.59)

PVF CAPITAL CORP.

FINANCIAL HIGHLIGHTS

	At or for the three months ended
(dollars in thousands except per share data) Balance Sheet Data:	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009		June 30, 2009
Total assets	$859,585	$889,184	$869,297	$887,081		$912,209
Loans receivable	618,925	636,041	656,351	685,048		699,943
Allowance for loan losses	31,519	30,272	29,913	31,824		31,483
Loans receivable held for sale, net	8,718	9,017	7,181	6,428		27,078
Mortgage-backed securities available for sale	47,146	52,217	57,433	60,630		64,178
Cash and cash equivalents	130,043	137,369	42,661	29,004		21,213
Securities held to maturity	0	5,000	55,000	57,000		50,000
Securities available for sale	20,149	9,978	87	137		103
Deposits	667,546	689,562	682,891	696,931		724,932
Borrowings	86,259	86,286	96,313	106,339		106,366
Stockholders’ equity	83,243	85,304	53,578	54,894		49,505
Nonperforming loans	69,090	69,983	73,343	75,249		70,491
Other nonperforming assets	8,174	10,991	12,090	11,569		11,608
Tangible common equity ratio	9.68%	9.59%	6.16%	6.19%		5.43%
Book value per share	$3.25	$3.36	$6.71	$6.88		$6.37
Common shares outstanding at period end	25,642,218	25,402,218	7,979,120	7,979,120		7,773,823

Operating Data:
Interest income	$9,177	$9,380	$10,012	$9,997		$11,271
Interest expense	3,907	4,248	4,870	5,520		6,070

Net interest income before provision for loan losses	5,270	5,132	5,142	4,477		5,201
Provision for loan losses	3,918	7,000	2,250	1,760		11,250

Net interest income after provision for loan losses	1,352	(1,868)	2,892	2,717		(6,049)
Noninterest income	388	9,955 (1)	1,329	9,864	(2)	874
Noninterest expense	6,069	6,124	6,027	6,236		6,621

Income (loss) before federal income taxes	(4,329)	1,963	(1,806)	6,344		(11,796)
Federal income tax expense (benefit)	(1,582)	694	(525)	2,144		(3,884)

Net income (loss)	$(2,747)	$1,269	$(1,281)	$4,200		$(7,912)

Basic earnings (loss) per share	($0.11)	$0.14	($0.16)	$0.54		($1.02)
Diluted earnings (loss) per share	($0.11)	$0.13	($0.16)	$0.54		($1.02)

(1)    Includes $9.1 million gain related to exchange of PVF Capital Trust II trust preferred securities.

(2)    Includes $8.6 million gain related to exchange of PVF Capital Trust I trust preferred securities.

Performance Ratios:
Return on average assets	(1.24)	0.58	(0.58)	1.87		(3.50)
Return on average equity	(12.96)	7.27	(9.45)	32.18		(58.93)
Net interest margin	2.55	2.55	2.49	2.14		2.38
Interest rate spread	2.44	2.48	2.38	2.26		2.22
Efficiency ratio	87.17	97.83	85.59	106.25		75.99
Stockholders’ equity to total assets (all tangible)	9.68	9.59	6.16	6.19		5.43

Asset Quality Ratios:
Nonperforming assets to total assets	8.99	9.11	9.83	9.79		9.00
Nonperforming loans to total loans	11.16	11.00	11.17	10.98		10.07
Allowance for loan losses to total loans	5.09	4.76	4.56	4.65		4.50
Allowance for loan losses to nonperforming loans	45.62	43.26	40.79	42.29		44.66
Net charge-offs to average loans, annualized	1.68	4.05	2.54	0.84		3.08

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	8.63	8.23	7.15	6.70		6.54
Ratio of tier one (core) capital to adjusted total assets	8.63	8.23	7.15	6.70		6.54
Ratio of tier one risk-based capital to risk-weighted assets	11.56	10.93	9.48	8.77		8.77
Ratio of total risk-based capital to risk-weighted assets	12.83	12.19	10.74	10.03		10.03